UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):                      June 8, 2007
O. I. CORPORATION

(Exact name of registrant as specified in its charter)

Oklahoma (State or other jurisdiction of incorporation)	0-6511 (Commission File Number)	73-0728053 (IRS Employer Identification No.)

151 Graham Road, P.O. Box 9010, College Station, Texas (Address of principal executive offices)	77842-9010 (Zip Code)
Registrant’s telephone number, including area code: (979) 690-1711

(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐      Written communications pursuant to Rule 425 under the Securities Act
     ☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act
     ☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
     ☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c) On June 8, 2007, O.I. Corporation, O.I. or the Company, announced that its Board of Directors has named J. Bruce Lancaster to serve as Chief Executive Officer and Donald P. Segers to serve as President and Chief Operating Officer of the Company. Mr. Lancaster and Dr. Segers will also serve as members of the Company’s Board of Directors. In addition to his service as Chief Executive Officer, Mr. Lancaster will continue to serve as Chief Financial Officer of the Company.
Mr. Lancaster, 51, joined O. I. in January 2007 as Vice President and Chief Financial Officer. He was subsequently named our Corporate Secretary. Before joining O. I., Mr. Lancaster worked with Boss Holdings, Inc., a publicly traded company, where he served as Chief Financial Officer from 1998 to 2007 and as Executive Vice President from 1999 to 2007. He previously served as Vice President of Finance and Administration for Acme Boot Co. and Vice President of Finance for the former Kinark Corporation, now North American Galvanizing and Coatings, Inc. Mr. Lancaster is a Certified Public Accountant and holds a BBA and MBA from Texas A&M University.
Dr. Segers, 51, joined O. I. in July 1997 as Senior Research Scientist. He was promoted to Manager of Programs in October 1998. In September 2000, he was promoted to General Manager, and in February 2001 he was named Vice President/General Manager. On January 21, 2007, he was appointed Acting President of the Company. Before joining O. I., Dr. Segers was Supervisor of Applied Physical Chemistry in the Physical Chemistry Group at Southern Research Institute in Birmingham, Alabama. Dr. Segers holds a Ph.D. in Chemistry from North Carolina State University.
O. I. Corporation is in the process of negotiating employment agreements with both Mr. Lancaster and Dr. Segers and expects to enter into those agreements in mid-June 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

O. I. CORPORATION Date: June 14, 2007
By:	/s/ J. Bruce Lancaster
J. Bruce Lancaster,
CEO and CFO